Franklin Bank Corp. Announces First Quarter 2007 Earnings
On Track to Become One of the Largest Community Banks in Texas

•	Franklin announces earnings of $.26 per diluted share for the first quarter 2007.
•	Franklin reaffirms earnings guidance for 2007.

HOUSTON, April 26 /PRNewswire-First Call/ -- (NASDAQ: FBTX) (AMEX:FBK-P) Franklin Bank Corp. (Franklin or Company), the parent company of Franklin Bank, S.S.B., today announced net income of approximately $6.2 million or $.26 per diluted share for the first quarter 2007.

Anthony J. Nocella, President and CEO of Franklin Bank Corp., stated: “Franklin Bank continues to make significant progress toward becoming the largest community based commercial bank in Texas with its pending acquisition of First National Bank of Bryan, which will increase our community banking deposits to approximately $1.9 billion. Not only does this acquisition continue our transformation to a commercial bank, it contributes significantly to the bank’s growth in net income in the second half of 2007.”

Business Highlights:

•	At the end of January 2007, Franklin sold approximately $580 million in single family loans, or 20% of the single family loan portfolio.
•
Franklin expects to close First National Bank of Bryan (“FNB”) during the first week of May. FNB had approximately $530 million in total assets and $466 million in community banking deposits as of December 31, 2006.

•	On April 18th Franklin issued $100 million in contingent convertible debt for funding the FNB acquisition.

Looking Forward:
•	Franklin continues to expect 2007 diluted earnings per share to be $1.34 - $1.44. The guidance excludes any one-time merger related costs associated with the FNB acquisition.
•	Following the FNB acquisition, Franklin’s single family loans will be reduced to 51% of its total loans compared to 68% at March 31, 2006.
•	With the addition of $466 million of community banking deposits from FNB, Franklin will have approximately $1.9 billion in community banking deposits.

Financial Results:
Franklin had net income of $6.2 million or $.26 per diluted share for the quarter ended March 31, 2007. The banking and mortgage banking segments, respectively, contributed 82% and 18% as a percentage of net income for the first quarter 2007 compared to 54% and 46% as a percentage of net income for the first quarter 2006. This increase in profitability from the banking segment is a result of the continuing transformation into a community based commercial bank while the mortgage banking segment income declines.

Net interest income was $22.1 million for the quarter ended March 31, 2007 which was a $1.4 million decrease from the quarter ended December 31, 2006. This decrease was primarily the result of the purchase of $75 million in bank owned life insurance at the end of 2006, the funding cost of which is a reduction of net interest income while the income of $1.1 million is included in non-interest income.

Non-interest income was $6.5 million for the quarter ended March 31, 2007, an increase of $14.9 million from a non-interest loss of $8.3 million for the quarter ended December 31, 2006. The change in non-interest income is caused by the $14.0 million loss recorded in December on the reclassification of single family loans to available for sale and the income from bank owned life insurance.

Non-interest expense for the quarter ended March 31, 2007 remained flat at $16.5 million compared to the quarter ended December 31, 2006. Salaries and benefits decreased approximately $300,000 from lower stock incentive plan expense and professional fees decreased approximately $480,000 from lower legal and consulting expenses. Offsetting these decreases was an increase in REO expense. The increase in REO expense is the result of valuation reserves of $340,000 in the first quarter 2007 compared to REO gains of approximately $400,000 in December 2006.

Franklin’s assets were $4.8 billion at March 31, 2007 compared to $5.5 billion at December 31, 2006. The decrease of $700 million was primarily a result of the sale of $580 million of single family loans, which was completed in January 2007 and the planned reduction of single family loans. At March 31, 2007, commercial and community banking loans were 47% of total loans.

As a result of the sale of the $580 million and planned reduction in single family loans, wholesale funding decreased by $240 million and FHLB advances decreased by $467 million. The balance sheet restructuring will be completed by the end of the second quarter 2007.

Nonperforming assets, as a percentage of total assets, increased to .86% or $41.8 million as of March 31, 2007 compared to .62% or $34.5 million as of December 31, 2006. The increase of $7.3 million from December 31, 2006 is primarily the result of a past due commercial loan in Arizona (previously an impaired loan in December 2006) that we expect to foreclose during the second quarter.

Business Update
Franklin Bank continues to monitor each of its business lines on an on-going basis for such things as asset quality, profitability, market trends and expectations, and delinquencies. We conduct these monitoring activities aggressively through internal and external tools.

Franklin’s single family portfolio has an overall average FICO score of 711 and an average loan-to-value (LTV) of 72%. Dan Cooper, EVP and Managing Director of Mortgage Banking stated: “As a result of an extensive analysis of our single family portfolio, we believe that our delinquent loans are not the result of systemic credit issues. The majority of our delinquencies are the result of normal life event circumstances.”

As a result of the current housing market conditions, some of Franklin’s builder customers have slowed or moderated construction compared to last quarter and last year. Mike Davitt, EVP and Managing Director of Commercial Lending stated:  “Most of our customers have been customers for many years.  These customers are experienced builders/developers and have managed through homebuilding cycles.”  Davitt continued:  “The expected growth from the regional builder business is largely attributed to the stabilization of the three new regional commercial lending offices that opened during 2006. In addition, Franklin’s management team monitors third party market reports and market analysis for each regional market.”

As it has done since its founding, Franklin continues to pursue additional acquisitions inside its community banking markets. Glenn Mealey, EVP and Managing Director of Administration, who is responsible for merger and acquisitions, stated that, “The FNB acquisition is expected to close the first week of May. FNB will bring experienced bankers, loan officers, and additional loan products to Franklin.”

During the first quarter Franklin filed a shelf registration for $175 million of equity, debt or other capital products. Franklin issued $100 million of 4% contingent convertible debt in April 2007. Franklin intends to use the net proceeds from the offering to finance a portion of the purchase price of the FNB acquisition. Nocella stated: “The decision to issue $100 million of 4% contingent convertible debt was primarily based on our recent stock price, the relatively low dilution to our shareholders, and the low interest rates on these notes. For example, a 50% increase in our stock price will only dilute the current shareholders 1.2%.”

Looking Forward
Franklin Bank continues to transition into a commercially-oriented community bank. Future growth is expected to come from commercial and community banking loans. Commercial and community banking loans are expected to exceed 50% of total loans during 2007 including the addition of the commercial and community banking loans from the FNB acquisition.

Franklin’s goal for 2007 is to grow community banking deposits by 35%, including the deposits acquired from FNB.

In 2007, Franklin’s net income, available to common stockholders, targets will be announced on a quarterly basis. Franklin’s guidance is based on the following assumptions: 1) the exclusion of one-time merger related expenses for FNB; 2) the yield curve will remain relatively flat and the housing recession will not worsen; 3) completion of the acquisition of FNB in the second quarter; and 4) calculation of EPS estimates are based on an estimated 24.2 million common shares.

With this announcement, Franklin reaffirms its annual earnings guidance for 2007 of $1.34 to $1.44 per diluted share. On a quarterly basis earnings are expected to be as follows: second quarter $.30 to $.33, the third quarter $.37 to $.41 per diluted share, and the fourth quarter $.41 to $.44 per diluted share. The increase in earnings per share from the second quarter to the fourth quarter is the accretive effect of the restructuring of the balance sheet, the expected growth in the commercial loan portfolio, the accretive effect of the FNB acquisition, and the $100 million in contingent convertible notes issued to fund a portion of the FNB acquisition.

Over the next 12 months, Franklin has set a goal of increasing its tangible book equity ratio to approximately 4.50%.

The net earnings from the banking segment are expected to be approximately 80% for 2007 compared with 60% last year. This progress will continue throughout the year.

Corporate Overview
Franklin Bank Corp., headquartered in Houston, Texas, was formed in April 2002. Franklin's common stock initiated trading on the NASDAQ in December 2003 under the ticker symbol FBTX. In May 2006, Franklin raised additional capital through a Preferred Stock offering that is now trading on the AMEX under the ticker symbol FBK-P.

Franklin's community banking philosophy focuses on a high growth commercial lending approach outside the major metropolitan cities in Texas. In addition to its corporate headquarters in Houston, there are currently 38 community banking offices in Texas, 7 regional commercial lending offices, and 47 mortgage loan production offices located throughout the United States.

Through its subsidiary, Franklin Bank S.S.B., Franklin offers a wide variety of commercial products that allows it to serve customers in communities, as well as on a national basis. Franklin Bank focuses on providing high-quality personalized service through its "trusted financial advisors" and strives to meet all of the financial needs of its customers. In addition to various deposit and loan products, Franklin Bank offers retail brokerage services. For more information, you can visit its website at http://www.bankfranklin.com . Franklin Bank is FDIC insured and an equal housing lender.

Forward-Looking Information
This announcement includes forward-looking statements. These forward-looking statements include comments with respect to the goals, objectives, expectations, and strategies and the results of the company’s operations and business. However, by their nature, these forward-looking statements involve numerous assumptions, uncertainties and opportunities, both general and specific. The risk exists that these statements may not be fulfilled. Franklin does not undertake, and hereby disclaims, any duty to update these forward-looking statements even though the situation and circumstances may change in the future. Readers are cautioned not to place undue reliance on these forward-looking statements as a number of factors could cause future company results to differ materially from these statements.

Forward-looking statements may be influenced in particular by factors such as fluctuations in interest rates and stock indices, the effects of competition in the areas in which Franklin operates, and changes in economic, political, regulatory and technological conditions. Other specific risks related to Franklin include the following: potential inability to successfully implement its growth business strategy; the integration of businesses that may be acquired; Franklin’s limited operating history; the potential unavailability of external financing; reliance on brokered deposits; the geographic concentration of its business, commercial real estate and consumer loan portfolios, including a significant concentration in California; the potential unavailability of single family loans for bulk purchase; the portion of the single family loan portfolio that is less than one year old; fraud and negligence by loan applicants and others with whom Franklin does business; credit risk associated with smaller borrowers in its mortgage banker finance operation; the effect of changes in the extensive regulatory scheme to which the company is subject; the possibility that allowance for credit losses may be insufficient to cover actual losses; interruption in or breach of the information systems; the potential inability to obtain the third-party information services on which it relies; and environmental risks associated with foreclosure on real estate properties. Franklin cautions that the foregoing list is not exhaustive. Investors should carefully consider the aforementioned factors as well as other uncertainties and events.

Conference Call
A conference call to discuss the financial results will be held on Friday, April 27, 2007, at 10:00 a.m. CT and will be hosted by Anthony J. Nocella, President and CEO. The telephone number for the conference call is 1-800-310-7032. Participants calling from outside the United States may dial 1-719- 457-2694. The passcode "9781814" is required to access the call. Please call in 10 minutes before the call to avoid being unable to enter the call on time. A recording of the conference call will be available after 2 p.m. CT on Friday, April 27, 2007 through midnight on May 11, 2007. The recorded message will be available at 1-888-203-1112 . Participants calling from outside the United States may dial 1-719-457-0820. The passcode "9781814" is required to access the replay of the call.
Contact: Kris Dillon 713-339-8999

FRANKLIN BANK CORP.
CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)

	March 31,	December 31,	March 31,
	2007	2006	2006
Assets
Cash and cash equivalents	$79,464	$86,783	$38,474
Trading securities	145,157	-	-
Available for sale securities	8,874	59,232	62,893
FHLB stock and other investments	80,873	99,937	90,551
Mortgage-backed securities	180,885	290,720	327,093
Loans
Single family	2,146,852	2,826,730	2,716,075
Commercial	1,774,885	1,750,701	1,215,177
Consumer	110,859	110,302	89,311
Allowance for credit losses	(11,958)	(11,671)	(13,492)
Loans, net	4,020,638	4,676,062	4,007,071
Goodwill	153,527	153,487	147,850
Other intangible assets, net	17,805	14,548	14,148
Premises and equipment, net	28,368	28,208	26,577
Real estate owned	24,431	22,031	19,685
Other assets	112,819	106,359	34,140
	$4,852,841	$5,537,367	$4,768,482

Liabilities
Deposits	$2,401,378	$2,631,964	$2,230,019
FHLB advances	1,842,970	2,309,745	2,050,869
Other short-term borrowing	-	-	5,000
Junior subordinated notes	108,134	108,093	107,992
Other liabilities	60,007	54,839	35,745
Total liabilities	4,412,489	5,104,641	4,429,625

Stockholders' equity
Preferred stock	86,250	86,250	-
Common stock	236	236	234
Paid-in capital	281,649	281,207	282,018
Retained earnings	72,005	67,380	58,459
Accumulated other comprehensive income:
- Unrealized gains (losses) on securities
available for sale, net	212	(2,347)	(2,624)
- Cash flow hedges, net	-	-	770
Total stockholders' equity	440,352	432,726	338,857
	$4,852,841	$5,537,367	$4,768,482

FRANKLIN BANK CORP.
STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	March 31, 2007	December 31, 2006	March 31, 2006
Interest income
Cash equivalents and short-term investments	$3,354	$2,432	$2,081
Trading securities	2,049	-	-
Mortgage-backed securities	2,449	4,028	3,523
Loans	70,134	75,338	55,089
Total interest income	77,986	81,798	60,693

Interest expense
Deposits	26,782	28,182	16,971
FHLB advances	27,056	28,057	19,460
Junior subordinated notes	2,002	2,044	1,717
Other	-	11	73
Total interest expense	55,840	58,294	38,221

Net interest income	22,146	23,504	22,472
Provision for credit losses	615	2,440	329
Net interest income after provision for credit losses	21,531	21,064	22,143

Non-interest income
Loan fee income	1,838	1,534	1,414
Deposit fees	1,651	1,615	1,460
Gain (loss) on sale of single family loans and mortgage servicing rights, net	1,288	(13,123)	1,328
Other	1,770	1,661	446
Total non-interest income (loss)	6,547	(8,313)	4,648

Non-interest expense
Salaries and benefits	8,789	9,092	8,800
Data processing	1,286	1,564	1,894
Occupancy	1,800	1,873	1,840
Professional fees	732	1,215	599
Loan expenses	510	432	479
Core deposit amortization	321	327	481
Real estate owned	521	(478)	(19)
Other	2,566	2,444	2,320
Total non-interest expenses	16,525	16,469	16,394
Income (loss) before taxes	11,553	(3,718)	10,397
Income tax expense (benefit)	3,736	(1,323)	3,801
Net income (loss)	$7,817	$(2,395)	$6,596
Net income (loss) available to common stockholders	$6,200	$(4,012)	$6,596

Basic earnings per common share	$0.26	$(0.17)	$0.28

Diluted earnings per common share	$0.26	$(0.17)	$0.28

FRANKLIN BANK CORP.
YIELD ANALYSIS
(In thousands)
(Unaudited)

	Quarter Ended
	March 31, 2007			December 31, 2006			March 31, 2006
		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Interest-Earning Assets
Short-term interest earning assets	$159,016	$2,016	5.07%	$42,446	$547	5.05%	$46,065	$493	4.28%
Trading securities	150,319	2,049	5.53%	-	-	-	-	-	-
Securities available for sale	7,793	120	6.24%	61,390	757	4.89%	64,738	642	4.03%
FHLB stock and other investments	93,263	1,218	5.30%	92,003	1,128	4.86%	86,281	946	4.44%
Mortgage-backed securities available for sale	187,084	2,449	5.24%	300,171	4,028	5.37%	282,782	3,523	4.98%
Loans
Single family	2,324,788	32,518	5.59%	2,842,111	40,316	5.67%	2,640,996	33,119	5.02%
Builder lines	1,212,602	25,364	8.48%	1,099,510	23,513	8.48%	743,351	14,022	7.65%
Commercial real estate	373,375	7,071	7.68%	326,142	6,261	7.62%	182,396	3,229	7.18%
Mortgage banker finance	134,152	2,482	7.50%	137,353	2,580	7.45%	155,995	2,416	6.28%
Commercial business	38,103	678	7.21%	38,161	701	7.29%	40,858	696	6.91%
Consumer	108,770	2,021	7.53%	109,571	1,967	7.12%	90,374	1,607	7.21%
Total loans	4,191,790	70,134	6.74%	4,552,848	75,338	6.57%	3,853,970	55,089	5.75%
Total interest-earning assets	4,789,265	77,986	6.56%	5,048,858	81,798	6.43%	4,333,836	60,693	5.63%
Non-interest-earning assets	362,648			288,310			277,125
Total assets	$5,151,913			$5,337,168			$4,610,961

Interest-Bearing Liabilities
Deposits
Community banking
Checking accounts	$159,415	673	1.71%	$156,715	609	1.54%	$202,462	805	1.61%
Money market and savings	262,851	2,082	3.21%	255,158	1,982	3.08%	239,405	1,362	2.31%
Certificates of deposit	875,312	9,986	4.63%	834,622	9,304	4.42%	694,700	5,997	3.50%
Non-interest bearing deposits	146,810	-	-	151,251	-	-	150,253	-	-
Total community banking	1,444,388	12,741	3.58%	1,397,746	11,895	3.38%	1,286,820	8,164	2.57%
Wholesale and money desk	1,053,418	14,041	5.41%	1,195,497	16,287	5.41%	863,560	8,807	4.14%
Total deposits	2,497,806	26,782	4.35%	2,593,243	28,182	4.31%	2,150,380	16,971	3.20%
.
FHLB advances	2,059,500	27,056	5.25%	2,142,418	28,057	5.12%	1,970,910	19,460	3.95%
Short term borrowing	-	-	-	783	11	-	5,000	73	5.83%
Junior subordinated notes	108,106	2,002	7.41%	108,074	2,044	7.40%	107,972	1,717	6.36%
Total interest-bearing liabilities	4,665,412	55,840	4.82%	4,844,518	58,294	4.74%	4,234,262	38,221	3.63%
Non-interest-bearing liabilities and
stockholders' equity	486,501			492,650			376,699
Total liabilities and
stockholders' equity	$5,151,913			$5,337,168			$4,610,961

Net interest income/interest rate spread		$22,146	1.74%		$23,504	1.69%		$22,472	2.00%

Net yield on interest-earning assets			1.87%			1.88%			2.08%

Ratio of average interest-earning assets
to average interest-bearing liabilities			102.65%			104.22%			102.35%

FRANKLIN BANK CORP.
FINANCIAL HIGHLIGHTS
(dollars in thousands except per share data)
(Unaudited)

	Quarter Ended
	March 31, 2007		December 31, 2006		March 31, 2006
Common share data
Ending shares outstanding	23,614,229		23,588,856		23,401,622
Average shares outstanding-basic	23,438,780		23,417,376		23,401,622
Average shares outstanding-diluted	23,950,380		23,974,660		23,872,592

Basic earnings per share	$0.26		$(0.17)		$0.28
Diluted earnings per share	0.26		(0.17)		0.28

Common book value (period end)	$15.22		$14.90		$14.48
Common tangible book value (period end)	7.97		7.77		7.56

Average balances
Assets	$5,151,913		$5,337,168		$4,610,961
Interest-earning assets	4,789,265		5,048,858		4,333,836
Interest-bearing liabilities	4,665,412		4,844,518		4,234,262

Ratios
ROA	0.62%		(0.18%)		0.58%
ROCE	8.97%		(2.69%)		7.98%
Net interest spread	1.74%		1.69%		2.00%
Net yield on interest-earning assets	1.87%		1.88%		2.08%
Adjusted net yield	1.91	%(b)	-		-
Efficiency Ratio	56.47%		55.33	%(a)	58.67%
Equity to assets (period end)	9.07%		7.81%		7.11%
Equity to assets (average)	8.47%		8.18%		7.27%
Capital ratios - (bank only):
Leverage ratio	7.59%		7.22%		6.49%
Tier 1 risk-based capital ratio	10.83%		9.85%		9.62%
Total risk-based capital ratio	11.17%		10.15%		10.07%

Asset quality
Nonperforming Loans ("NPLs")	$17,929		$13,260		$8,650
REO	23,886		21,263		18,823
Nonperforming Assets ("NPAs")	$41,814		$34,523		$27,473

NPLs as % of loans	0.44%		0.28%		0.22%
NPAs as % of assets	0.86%		0.62%		0.58%
Allowance to period end loan balance	0.30%		0.25%		0.34%
Allowance to average loan balance	0.29%		0.26%		0.35%

Branch and employee data
Full-time equivalent employees	656		627		718
Commercial banking offices	8		8		8
Retail mortgage offices	46		37		51
Wholesale mortgage origination offices	1		2		4
Community banking offices	39		39		35

Loan portfolio
Single family
Held for investment	$2,041,645		$2,144,525		$2,407,461
Held for sale	105,207		682,205		308,614
Builder lines	1,224,860		1,196,841		817,719
Mortgage banker finance	131,214		150,824		157,609
Other	529,670		513,338		329,160
Allowance for credit losses	(11,958)		(11,671)		(13,492)
Loans, net	$4,020,638		$4,676,062		$4,007,071

Deposits
Community banking	$1,451,213		$1,440,714		$1,341,512
Wholesale and money desk	950,165		1,191,250		888,507
Total deposits	$2,401,378		$2,631,964		$2,230,019

(a) Excludes loss on restructuring
(b) Includes income on BOLI